Exhibit 10.9

RESIGNATION AGREEMENT AND GENERAL RELEASE

This Resignation Agreement and General Release (hereinafter the “Agreement”) is offered to Tom Anderson (the “Executive”) this 17th day of January, 2007 by JetBlue Airways Corporation (the “Company”).

WHEREAS, the Executive desires to resign his employment with the Company as Senior Vice President of Supply Chain and Aircraft Programs on February 13, 2007 (the “Resignation Date”) and execute the resignation letter attached in Appendix A to this Agreement; and

WHEREAS, the Company desires to retain the Executive as an employee in a Senior Advisor role through December 31, 2007 (“Separation Date”).

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, and intending to be legally bound thereby, the Company and the Executive covenant and agree as follows:

1. Payment and Benefits. In consideration for the Executive’s obligations herein, the Company shall provide the following payments and benefits:

a. Payment. The Company shall continue to pay Executive his regular pay as of the Resignation Date for a normal payroll period, less all applicable withholdings from the Resignation Date through December 31, 2007 (the “Advisory Role”).

b. Bonus. The Company shall pay Executive a bonus payment for 2006 in the amount that the Company may pay to its Senior Vice Presidents, if any, which shall be paid on or around the time the Company pays out bonus payments. The Executive specifically acknowledges and agrees that he will not eligible for a bonus for 2007.

c. Executive will continue to receive profit sharing, if paid by the Company, for 2006 and 2007, to be paid in March 2007 and 2008, consecutively, into the Executive’s Retirement Plan.

d. The Company shall continue to make 401K matching contributions on behalf of the Executive during the Advisory Role.

e. Executive’s current stock options will continue to vest pursuant to the JetBlue Airways Corporation Stock Option Plan; provided, however, Executive shall not be eligible to receive any additional option grants as of February 13, 2007.

f. Benefits. The Company agrees to continue the Executive’s medical and dental benefits during the Advisory Role, subject to the terms and conditions of the plans.

g. Flight Benefits. The Executive and his immediate family shall be eligible for positive space flight benefits for the life of the Executive on JetBlue after the Separation Date, subject to the terms and conditions of the Company’s pass travel programs and any future changes to those programs.

2. No Other Payment or Benefits. Except for payments and benefits provided for in Paragraph 1 of this Agreement, and those accrued but unused benefits to which the Executive is entitled, the Executive hereby acknowledges and agrees that the Executive is not entitled to any other compensation or benefits of any kind from the Company, including, but not limited to, any claims for salary, bonuses, severance, or any other payments or benefits whatsoever under any Company plan or program.

3. Release. In consideration of the obligations of the Company herein, specifically the Executive’s employment in the Advisory Role and the benefits described in Paragraph 1 of this Agreement to which the Executive acknowledges that the Executive is not otherwise entitled, the Executive hereby fully and forever unconditionally releases and discharges the Company and all of its past or present officers, directors, employees, insurers, agents, successors and assigns (hereinafter referred to collectively as the “Releasees”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever which the Executive, the Executive’s heirs, executors, administrators and assigns has, or may hereafter have against the Releasees arising out of or by reason of any cause, matter or thing whatsoever occurring on or before the date of this Agreement, including, but without limitation to, any or all matters relating to the Executive’s employment by the Company and separation thereof, the Executive’s benefits, and all matters arising under any international, federal, state, or local statute, rule or regulation or principle of contract law or common law, in law or in equity, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, all as amended, and any other federal, state or local laws regarding employment discrimination, excepting only claims for worker’s compensation, unemployment compensation and rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Executive does not waive or release any rights arising after the Effective Date of this Agreement. Nothing in this Agreement and Release shall be construed to prevent Executive from filing a charge with, or participating in an investigation conducted by, the U.S. EEOC or applicable state agency, to the extent required or permitted by law.

4. Company Property. The Executive shall retain use of all Company property in the Executive’s possession during the Advisory Period. At the end of the Advisory Period the Executive shall return all Company property. After giving effect to the return of the property discussed above, the Executive represents and warrants that the Executive has no Company records or copies of records or correspondence or copies of correspondence, other than non-confidential documents relating to the Executive’s own employment by the Company.

5. Continuing Employment Duties. During the Advisory Role, the Company anticipates that the Executive will devote reasonable energies to his employment with the Company. The Executive acknowledges and agrees that during the Advisory Role he will not engage in any competitive business activity without the express written consent of the Company. Should the Executive obtain full-time employment with a competitor, the Executive acknowledges and agrees that the Advisory Period shall terminate and the Payments and Benefits in sections 1(a), (c), (d) and (f) shall cease immediately. The Executive must notify Vincent Stabile, Senior Vice President, People within 5 business days of obtaining full-time employment with a competitor.

6. Non-Disparagement. The Executive agrees that the Executive will not publish or communicate to any person or entity Disparaging (as defined herein) remarks, comments or statements concerning the Releasees. The Company shall inform its Officers, with knowledge of this Agreement, not publish or communicate to any person or entity any Disparaging remarks comments or statements concerning the Executive. “Disparaging” remarks, comments, or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities in connection with any aspect of the operation of the Company’s business or the Executive.

7. References. Any requests for references shall be directed to the Senior Vice President of People, Vincent Stabile.

8. Protection of Confidential Information. The Executive hereby acknowledges that the Executive remains subject to and agrees to abide by any and all existing duties and obligations respecting confidential and/or proprietary information of the Company.

9. Non-Assignment of Rights. Executive warrants that the Executive has not assigned or transferred any right or claim described in the general release given in Paragraph 3 above.

10. Voluntary and Knowing. The Executive represents and warrants that the Executive fully understands the terms of this Agreement and that the Executive knowingly and voluntarily, of the Executive’s own free will without any duress, being fully informed, after due deliberation and after consultation with the Executive’s own counsel, accepts its terms and signs the same as the Executive’s own free act.

11. No Exit Incentive. The payments provided under this Agreement are not offered in connection with any specific exit incentive or other employment termination program.

12. Governing Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, and performance or otherwise by the laws of the State of New York, no action involving this Agreement may be brought except in the State of New York.

13. Entire Agreement. This Agreement constitutes the sole and entire agreement between the Company and the Executive and supersedes any and all understandings and agreements made prior hereto, if any.

14. Modification. No provision of this Agreement shall be amended, waived or modified except by an instrument in writing signed by the parties hereto.

15. Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute the original agreement. This Agreement may also be executed by facsimile signature.

16. No Admission of Liability. It is understood and agreed that the execution of this Agreement by the Company is not to be construed as an admission of any liability on its part to Executive other than to comply with the terms of this Agreement.

ACCEPTED AND AGREED: Date: January 17, 2007 /s/ TOM ANDERSON	JETBLUE AIRWAYS CORPORATION
/s/ VINCENT STABILE
	By:	Vincent Stabile
	Title:	Senior Vice President, People

January 23, 2007

Vincent Stabile

Senior Vice President, People

JetBlue Airways Corporation

118-29 Queens Blvd.

Forest Hills, NY 11375

Dear Vinny,

Effective February 13, 2007, I hereby resign my position as Senior Vice President of Supply Chain and Aircraft Programs.

Sincerely,

/s/ TOM ANDERSON

Tom Anderson